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                                                                     EXHIBIT 9.2

                               ADDENDUM AGREEMENT

     Addendum Agreement made this 11th day of August, 1997, by and between Fred. Olsen Energy ASA, a Norwegian corporation (the "New Stockholder"), Callon Petroleum Company, a Delaware corporation (the "Company"), and the other stockholders (the "Stockholders") of the Company who are parties to that certain Stockholders' Agreement dated September 16, 1994 between the Company and the Stockholders (the "Agreement").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Stockholders entered into the Agreement to impose certain restrictions and obligations upon themselves and the shares of Common Stock, $0.01 par value, of the Company held by them (the "Stock");

     WHEREAS, the New Stockholder is desirous of becoming a stockholder of the Company; and

     WHEREAS, the Company and the Stockholders have required in the Agreement that certain persons being offered Stock must enter into an Addendum Agreement binding the New Stockholder to the Agreement to the same extent as if it was an original party thereto, so as to promote the mutual interests of the Company, the Stockholders and the New Stockholder by imposing the same restrictions and obligations on the New Stockholder and the shares of Common Stock to be acquired by it as were imposed upon the Stockholders under the Agreement;

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and as a condition of the purchase of the shares of Common Stock in the Company, the New Stockholder acknowledges that it has read the Agreement. The New Stockholder shall be bound by, and shall have the benefit of, all the terms and conditions set out in the Agreement to the same extent as if it was a "Stockholder" as defined in the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.



                                   FRED. OLSEN ENERGY ASA, a corporation formed under the laws of the Kingdom of Norway



                                   BY:    /s/ ANETTE S. OLSEN
                                      -----------------------------------------
                                   NAME:  Anette S. Olsen
                                        ---------------------------------------
                                   TITLE: Director
                                         --------------------------------------

                                   Address for notices under Section 5.1 of the
                                   Agreement:


                                   Fred. Olsen gt. 2
                                   N-0107 Oslo
                                   Norway

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     Agreed to by the Company and on behalf of the Stockholders pursuant to
Section 5.10 of the Agreement.


                                             CALLON PETROLEUM COMPANY


                                             BY: /s/ FRED L. CALLON
                                                --------------------------
                                                FRED L. CALLON, President


ATTEST:

   /s/ H. MICHAEL TATUM
--------------------------
     Secretary